Exhibit 99.1

PORT WASHINGTON, NY, May 1, 2012 – Systemax Inc. (NYSE: SYX) today announced financial results for the first quarter ended March 31, 2012.

Performance Summary (U.S. dollars in millions, except per share data)
Highlights	Quarter Ended March 31,
	2012	2011
Sales	$ 913.6	$ 929.9
Gross profit	$ 130.7	$ 130.5
Gross margin	14.3%	14.0%
Operating income	$ 10.6	$ 18.6
Operating margin	1.2%	2.0%
Diluted earnings per share	$ 0.19	$ 0.36
Special charges, net	$ 1.9	$ 0.5
Special charges, net, per diluted share, after tax	$ 0.03	$ 0.01

First Quarter 2012 Financial Highlights:

●	Consolidated sales declined 2% to $913.6 million in U.S. dollars. On a constant currency basis, sales declined 1%.
●	Business to business channel sales grew 7% to $512.7 million in U.S. dollars. On a constant currency basis, sales grew 8%.
●	Consumer channel sales declined 11% to $400.9 million in U.S. dollars. On a constant currency basis, sales declined 10%.
●	“Same store” business to business sales grew 8% and same store consumer sales declined 14% on a constant currency basis.
●
Special charges incurred were approximately $1.9 million on a pre-tax basis, or $0.03   per diluted share after tax, consisting of costs associated with senior staffing changes in our North America technology business, legal and professional fees related to the previously disclosed investigation and settlement with a former officer and director, and costs related to the planned closing and relocation of one of our smaller distribution centers to a new, significantly larger distribution and call center for our Industrial Products business.

●	Operating income decreased 43% to $10.6 million, primarily as a result of performance in our North America technology business.
●	Diluted earnings per share (EPS) was $0.19.

Richard Leeds, Chairman and Chief Executive Officer, commented, “On an overall basis, I am disappointed in our results for the quarter.  The performance of our North America technology consumer business was below our internal expectations and masks the strong performance in the rest of the business.  We are highly focused on re-establishing revenue growth and improving profitability in this business.  The highlight of the quarter was our B2B operations.  Our industrial products business grew 28%, which was its 8th consecutive quarter of organic revenue growth exceeding 25%. Our technology B2B businesses in both Europe and North America had another quarter of solid revenue growth.”

“Our efforts to improve margins showed mixed performance. We recorded our fifth consecutive quarter of year over year gross margin improvement and reduced operating costs across most of our businesses.  However, consolidated operating margin was significantly impacted by the results of our North America technology business.  With a strong balance sheet, including cash balances of $111 million, a truly multi-channel and web-centric model which is diversified by market, geography and channel, Systemax remains well positioned for the future,” Leeds concluded.

	Quarter Ended March 31,
Channel	2012	% of Sales	Change y/y	2011	% of Sales
Business to business1	$512.7	56%	7%	$480.5	52%
Consumer2	$400.9	44%	-11%	$449.4	48%
Consolidated Sales	$913.6	100%	-2%	$929.9	100%

1	Includes sales from managed business relationships, including outbound call centers and extranets, and the entire Industrial Products and Corporate segments

2	Includes sales from retail stores, consumer websites, inbound call centers and television shopping

Supplemental “Same Store” Channel Growth1 – Q1 2012 vs. Q1 2011
Channel	Change
Business to business	8%
Consumer	-14%
Consolidated Sales	-2%

1
Excludes revenue at retail stores, websites and call centers operating for less than 14 full months as of the beginning of thecurrent comparison period and computed on a constant currency basis.  The method of calculating comparable store and channel sales varies across the retail and direct marketing industry.  As a result, Systemax’s method of calculating comparable sales may not be the same as other companies’ methods.

Supplemental Product Category Sales Summary (in millions)
Product Category	Quarter Ended March 31,
	2012	% of Sales	Change y/y	2011	% of Sales
Computers	$262.2	29%	20%	$218.7	24%
Computer accessories & software	$259.6	28%	-4%	$270.6	29%
Consumer electronics	$167.0	18%	-19%	$205.6	22%
Computer components	$108.5	12%	-24%	$142.5	15%
Industrial products	$90.4	10%	28%	$70.8	8%
Other	$25.9	3%	19%	$21.7	2%
Consolidated Sales	$913.6	100%	-2%	$929.9	100%

Supplemental Business Unit Sales Summary (in millions)
Business Unit	Quarter Ended March 31,
	2012	% of Sales	Change y/y	2011	% of Sales
Technology Products	$821.9	90%	-4%	$858.3	92%
Industrial Products	$90.4	10%	28%	$70.8	8%
Corporate and Other	$1.3	-%	63%	$0.8	-%
Consolidated Sales	$913.6	100%	-2%	$929.9	100%

In the first quarter of 2012 working capital grew by $14.4 million to $369.1 million, and cash and cash equivalents increased by $13.7 million to $111.0 million at March 31, 2012. The Company had availability under its credit facility of approximately $110.4 million and total cash and available liquidity of approximately $221.4 million at March 31, 2012.  Short and long-term debt totaled approximately $9.1 million at March 31, 2012.

The Company’s effective tax rate for the first quarter was 32.6% compared to 30.8% in the first quarter of 2011.  The higher tax rate is the result of higher projected taxable income in jurisdictions with higher tax rates in 2012 as compared to 2011.

Earnings Conference Call Details

Systemax Inc. will host a teleconference to discuss its first quarter 2012 results today, May 1, 2012 at 5:00 p.m. Eastern Time.  A live webcast of the teleconference will be available on the Company’s website at www.systemax.com in the investor relations section. The webcast will also be archived on www.systemax.com for approximately 90 days.

About Systemax Inc.

Systemax Inc. (http://www.systemax.com), a Fortune 1000 company, sells personal computers, computer components and supplies, consumer electronics and industrial products through a system of branded e-Commerce websites, retail stores, relationship marketers and direct mail catalogs in North America and Europe. The primary brands are TigerDirect, CompUSA, Circuit City, MISCO, WStore and Global Industrial.

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance.  These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance.  The Company assumes no obligation to update these statements.  Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and  (h) unanticipated legal and administrative proceedings.  Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

Investor/Media Contacts:
Dianne Pascarella / Nancy Zakhary
Brainerd Communicators, Inc.
212-986-6667
pascarella@braincomm.com
nancy@braincomm.com
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SYSTEMAX INC. Condensed Consolidated Statements of Operations – Unaudited (In thousands, except per share amounts)

	Quarter Ended
	March 31*
	2012	2011
Net sales	$913,578	$929,867
Cost of sales	782,924	799,369
Gross profit	130,654	130,498
Gross margin	14.3%	14.0%
Selling, general and administrative expenses	118,225	111,369
Special charges	1,865	504
Operating income	10,564	18,625
Operating margin	1.2%	2.0%
Interest and other (income) expense, net	52	(979)
Income before income taxes	10,512	19,604
Provision for income taxes	3,429	6,038
Effective tax rate	32.6%	30.8%
Net income	$7,083	$13,566
Net margin	0.8%	1.5%

Net income per common share:
Basic	$0.19	$0.37
Diluted	$0.19	$0.36

Weighted average common and common equivalent shares:
Basic	36,836	37,157
Diluted	37,051	37,708

SYSTEMAX INC.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31*	December 31*
	2012	2011
Current assets:
Cash and cash equivalents	$110,987	$97,254
Accounts receivable, net	281,536	268,980
Inventories	387,222	372,244
Prepaid expenses and other current assets	41,237	38,678
Total current assets	820,982	777,156
Property, plant and equipment, net	69,259	70,699
Goodwill, intangibles and other assets	66,518	66,695
Total assets	$956,759	$914,550

Current liabilities:
Short-term debt	$2,588	$2,552
Accounts payable, accrued expenses, and other current liabilities	449,331	419,900
Total current liabilities	451,919	422,452
Long-term debt	6,561	7,133
Other liabilities	31,541	30,673
Shareholders’ equity	466,738	454,292
Total liabilities and shareholders’ equity	$956,759	$914,550

* Systemax manages its business and reports using a 52-53 week fiscal year that ends at midnight on the Saturday closest to December 31.  For clarity of presentation, fiscal years and quarters are described as if they ended on the last day of the respective calendar month.  The actual fiscal quarter ended on March 31, 2012. The first quarters of both 2012 and 2011 included 13 weeks.